Execution Version
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 17th day of July, 2023 (the “Effective Date”), by and between Bowlero Corp., a Delaware corporation (the “Company”), and Brett I. Parker (the “Executive”).
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    The Executive is currently employed by the Company, pursuant to that certain Employment Agreement, dated as of December 15, 2021, as modified as of May 18, 2023 (the “Prior Employment Agreement”).
B.    Effective as of the Effective Date, this Agreement shall govern the employment relationship between the Executive and the Company and shall supersede the Prior Employment Agreement.
C.    The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Retention and Duties.
1.1Retention. The Company hereby hires, engages and employs the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.
1.2Duties. During the Period of Employment, the Executive shall serve the Company as its Executive Vice Chairman and shall report directly to the Chief Executive Officer of the Company (the “CEO”).
(a)During the period (the “First Period”) beginning on the first day of the Period of Employment ending on the earlier of (i) the two-year anniversary of the Effective Date and (ii) the Termination Date (as defined in Section 5.3), the Executive will (A) serve as an executive officer of the Company, (B) have oversight of the Company’s M&A and legal functions, (C) support the CEO on strategic initiatives and (D) initially serve as a member of the Board and subsequently be nominated to serve on the Board and, if elected, shall serve as a member of the Board, in each case, without any additional compensation therefor.
(b)If the Executive remains employed hereunder through the two-year anniversary of the Effective Date, then during the period (the “Second Period”) beginning on the day after the two-year anniversary of the Effective Date and ending on the earlier of (i) the three-year anniversary of the Effective Date and (ii) the Termination Date, the Executive will serve in an advisory position supporting the CEO on strategic initiatives.
1.3No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote to the performance of the Executive’s duties for the Company such portion of his business time, energy and skill as described below, and shall hold no other employment. The parties anticipate that the Executive will devote to the performance of his duties for the Company (a) an average of approximately 80 hours per month and 960 hours per year during the First Period and (b) reduced hours during the Second Period as mutually agreed to by the Executive and the CEO, based on the duties to be performed by the Executive during such period. If, during the First Period, the Company requests that the Executive devote additional time to the performance of his duties to the Company, the parties agree to discuss in good faith additional compensation for the Executive. During the Period of Employment, the Executive may continue to serve on no more than three (3) for-profit boards of directors (or similar body) of other business entities on which he serves as of the Effective Date, unless otherwise permitted by the Board. The Executive’s service on any additional for-profit boards of directors (or similar body) of other business entities is subject to the prior written approval of the Board, which approval shall not unreasonably be withheld or delayed. Nothing herein shall preclude the Executive from (i) engaging in a reasonable level of charitable activities and community affairs, including serving on non-profit boards of directors or the equivalent, and (ii) managing his personal and family investments and affairs, provided that such activities do not materially interfere with the effective discharge of his duties and responsibilities to the Company. The Company shall have the right (upon written notice and subject to the Executive fulfilling his fiduciary obligations as a member of the applicable board or body) to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which the Executive may then serve (or reduce his involvement) if the Board reasonably determines in good faith that any business related to such service is then in competition with any business of the Company or any Subsidiaries (as such term is defined in Exhibit A). In the event any such resignation (or reduction in involvement) is required of the Executive, the Executive shall so resign (or reduce his involvement) as soon as he can practicably do so without violating any fiduciary duty he may have to such other organization.
1.4No Breach of Contract. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive after execution and delivery by the Company, and the performance by the Executive of the Executive’s duties hereunder, do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject.
1.5Location. The Executive may work remotely from any location; provided that the Executive acknowledges and agrees to travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s headquarters and other locations as necessary.
2.Period of Employment. The “Period of Employment” shall be a period commencing on the Effective Date and ending at the close of business on the third (3rd) anniversary of the Effective Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.Compensation.
3.1Base Salary. During the Period of Employment, and for the Executive’s services to the Company, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in semi-monthly installments. The Executive’s Base Salary shall be at an annualized rate of $500,000 for each year during the First Period and $400,000 for the Second Period.

3.2Annual Bonus. For fiscal year 2023 (which ended on July 3, 2023), the Executive will remain eligible to receive his annual bonus in accordance with the terms of the Prior Employment Agreement. During the Period of Employment, for each of fiscal years 2024 and 2025, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”). The target amount of the Annual Bonus (the “Target Bonus”) shall equal no less than 75% of the Base Salary, and the maximum amount of the Annual Bonus shall equal no less than 130% of the Base Salary. The actual amount of the Annual Bonus earned for a fiscal year shall be based on the achievement of performance targets established by the Compensation Committee of the Board (the “Committee”) in accordance with the terms of the Company’s annual incentive plan, with overall corporate performance goals consistent with those applicable to other senior executives. Any Annual Bonus earned for a fiscal year shall be paid to the Executive no later than two and a half (2.5) months after the end of such fiscal year. For fiscal year 2026, Executive shall have the opportunity to earn an annual bonus, the amount of which, if any, shall be determined in the sole discretion of the Committee.
3.3Equity Awards.
(a)Reference is made herein to the following options to purchase shares of Class A Common Stock of the Company (“Shares”) held by the Executive as of immediately prior to the Effective Date:
(i)the option (the “Rollover Option”) to purchase 4,079,120 Shares granted on January 1, 2020 under the 2017 Bowlmor AMF Corp. Stock Incentive Plan (the “2017 Plan”), with an exercise price per Share of $7.92;
(ii)the option (the “Reallocated Option”) to purchase 183,128 Shares granted on December 15, 2021 under the Bowlero Corp. 2021 Omnibus Incentive Plan (the “2021 Plan”), with an exercise price per Share of $10; and
(iii)the option (the “Initial Option”) to purchase 1,968,750 Shares granted on December 15, 2021 under the 2021 Plan, with an exercise price per Share of $10 for 20% of the Initial Option (“Tranche 1”), $12 for 20% of the Initial Option (“Tranche 2”), $14 for 20% of the Initial Option (“Tranche 3”), $16 for 20% of the Initial Option (“Tranche 4”), and $18 for 20% of the Initial Option (“Tranche 5”).
(b)The Rollover Option and the Reallocated Option, each of which is fully vested and exercisable, will remain exercisable in accordance with the terms set forth in the 2017 Plan or the 2021 Plan, as applicable, and the applicable option award agreement. In addition, the parties agree to discuss in good faith the possibility of the Executive being provided with the ability to transfer the Rollover Option for value, taking into consideration all relevant factors impacting the Company and the Executive.
(c)As of the Effective Date, each of Tranche 3, Tranche 4 and Tranche 5, and 50% of Tranche 2, are hereby cancelled without payment. For clarity, the cancellation of 50% of Tranche 2 applies on a prorated basis to each of the three installments of Tranche 2, such that 50% of Tranche 2 will be scheduled to vest and become exercisable on December 15 of each of 2023, 2024 and 2025. Tranche 1, and the 50% portion of the Tranche 2 that is not so cancelled, will vest and become exercisable on the applicable vesting dates, and subject to the terms, set forth in the 2021 Plan and the applicable option award agreement, subject to Executive’s continued employment with the Company through each applicable vesting date, except as otherwise set forth in such option award agreement.

4.Benefits.
4.1Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe and any other employee benefit plans and programs, made available by the Company to its executive officers generally, in accordance with the generally applicable eligibility and participation provisions of such plans at a level commensurate with his position, and as such plans or programs may be in effect from time to time. Notwithstanding the foregoing, if the Executive’s participation in any of the Company’s health or welfare plans on the same basis as full-time or part-time employees is prohibited by the terms of such plan or applicable law due to the Executive’s part-time employment status as contemplated by Section 1.3, the Company will use commercially reasonable efforts, following consultation with the Executive, to provide the Executive with benefits that are comparable to the benefits provided to full-time employees under such plan at a comparable cost to the Executive as to full-time employees, including without limitation by (a) reimbursing the Executive for the employer portion of the premium for continued coverage under the Company’s health plan under COBRA (subject to the Executive’s timely election for such COBRA coverage) or (b) providing the Executive with a taxable cash payment in an amount sufficient to permit the Executive to purchase individual coverage.
4.2Company Aircraft Usage. During the Period of Employment, the Executive shall be entitled to reasonable use of the Company’s aircraft for non-business travel for up to 15 hours per calendar year in accordance with the terms of the Company’s corporate aircraft policy as in effect from time to time. The Executive shall not be required to reimburse the Company for the cost of the travel; provided that the cost of such travel shall be imputed as income to the Executive based on the standard industry fare level (SIFL) rates to the extent required by applicable tax laws.
4.3Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company under this Agreement, subject to the Company’s expense reimbursement policies in effect from time to time. In addition, the Company shall reimburse the Executive for or pay the reasonable legal fees incurred by the Executive, in an amount not to exceed $25,000, relating to the negotiation and preparation of this Agreement.
4.4Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation at a rate of four (4) weeks per year (or such greater vacation benefits as may be provided under the vacation policies applicable to the Company’s senior executives in effect from time to time), subject to the Company’s policies regarding vacation accruals, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.
5.Termination.
5.1Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (a) with Cause (as such term is defined in Exhibit A); or (b) upon not less than thirty (30) days prior written notice to the Executive, without Cause; or (c) in the event of the Executive’s death; or (d) in the event that it is determined that the Executive has a Disability (as such term is defined in Exhibit A). The Company may, if it so chooses, place the Executive on paid leave of absence for any such thirty (30) day notice period referred to in clause (b) above (or any portion of such period).

5.2Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive, with or without Good Reason, upon not less than thirty (30) days prior written notice to the Company; provided, however, that in the case of a termination for Good Reason (as such term is defined in Exhibit A), the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.
5.3Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Termination Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a)The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations (as such term is defined in Exhibit A).
(b)If, during the Period of Employment, the Executive’s employment with the Company is terminated by the Company without Cause (and other than due to the Executive’s death or Disability), or as a result of a resignation by the Executive for Good Reason, the Company shall continue to pay the Executive (in addition to the Accrued Obligations) the Base Salary and the Annual Bonuses (assuming target performance) that would have been payable to the Executive for the period beginning on the day after the Termination Date and ending on the three-year anniversary of the Effective Date, had the Executive’s employment continued through such three-year anniversary.
(c)If, during the Period of Employment, the Executive’s employment with the Company is terminated due to his death or Disability, the Executive (or his estate) will be entitled to receive the Annual Bonus for the fiscal year of termination, determined based on actual performance for such fiscal year, as prorated based on the number of days employed during such fiscal year, payable on the date that annual bonuses for such fiscal year are paid to the Company’s other senior executives.
(d)Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches, at any time, either the Executive’s obligations under Sections 6.1, 6.4, 6.5 or 6.6 of this Agreement or any other material provisions under Section 6 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the payments under Section 5.3(b) or 5.3(c), as applicable; provided, however, that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to a payment, as applicable, of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(e)The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any) or any other retirement or pension plan; and (iv) any right to indemnification the Executive may have from the Company or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the

Executive incurred or might incur as an employee, officer or director of the Company or its affiliates, including, without limitation, pursuant to Section 19 hereof.
5.4Release; Exclusive Remedy.
(a)This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3, the Executive (or his estate or personal representative, as applicable) shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed written release agreement in the form attached hereto as Exhibit B (with such changes as may be reasonably required to such form in order to make the release enforceable and otherwise compliant with applicable law) (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the Release to the Executive not later than seven (7) days following the Termination Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provided the form of Release to the Executive.
(b)The Executive agrees that the payments and benefits contemplated by Section 5.3 shall (if the Release contemplated by Section 5.4(a) is signed and becomes effective and the amounts are paid in accordance with their terms) constitute the exclusive and sole remedy for any termination of the Executive’s employment and, in such case, the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing herein shall affect the Executive’s rights as a stockholder of the Company (or the rights of any stockholder in which the Executive has a direct or indirect beneficial interest). The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Termination Date, as an officer and director of the Company and any Affiliate, and as a fiduciary of any benefit plan of the Company or any Affiliate, and to promptly execute and provide to the Company any further documentation, as reasonably required by the Company, to confirm such resignation.
5.5Notice of Termination; Paid Leave. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other parties. This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. If the Company terminates the Executive’s employment pursuant to clause (b) of Section 5.1, or if the Executive provides notice of termination pursuant to Section 5.2, the Company may place the Executive on paid administrative leave during the applicable notice period and such leave shall not constitute grounds for a resignation by the Executive for Good Reason.
5.6Section 280G. In the event that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with any transaction, then the Company shall cause to be determined, before any amounts of the Benefits are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefits notwithstanding that all or some portion of the Benefits may be subject to the Excise Tax: (a) payment in full of the entire amount of the Benefits (a “Full Payment”), or (b) payment of only a part of the Benefits so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and the Executive shall be entitled to payment of whichever amount shall result in a greater after-tax amount for the Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits shall occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.
A determination as to whether any Excise Tax would be imposed on the Benefits and, if so, whether a Full Payment or a Reduced Payment would result in a greater after-tax amount for the Executive, shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive.
6.Protective Covenants.
6.1Confidential Information. The Executive agrees that he will not disclose or use at any time, either during the Executive’s employment with the Company or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by the Executive, except to the extent that such disclosure or use is directly related to the good faith performance of the Executive’s duties for the Company. The Executive agrees that he will take all reasonable and appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena, court order or other legal process, but the Executive agrees, to the extent he is permitted under applicable law and the relevant request for disclosure: (i) to first give the Company the earliest possible notice thereof, (ii) to, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other reasonable information sought, and (iii) to assist the Company and such counsel (at the Company’s expense) in resisting or otherwise responding to such process, subject to the Executive’s other commitments. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or any Subsidiary in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or any Subsidiary (including each of their respective predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. The Executive further understands that Confidential Information does not include any of the foregoing or other items that have become publicly known or made generally available through no wrongful act (or failure to act) of the Executive or, to the knowledge of the Executive, of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof or is available, or becomes available, to the Executive on a non-confidential basis, but only if the source of the information is not, to the Executive’s knowledge, prohibited from transmitting the information to the Executive by a contractual, legal, fiduciary or other obligation. The Executive acknowledges that, as between the Executive and the Company, all Confidential Information shall be the sole and exclusive property of the Company and its assigns. Further, this Section 6.1 shall not prevent the Executive from disclosing Confidential Information in connection with any litigation, arbitration or mediation involving the Executive’s employment or termination thereof, including, but not limited to, enforcing this Agreement, provided that such disclosure is reasonably necessary for the Executive to assert any claim or defense in such proceeding. Nothing in this Section 6.1 or any other provision of this Agreement shall prohibit the Executive from: reporting possible violations of law or regulation to any governmental agency or entity including but not limited to Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that Executive has made such reports or disclosures.
6.2Inventions.
(a)Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made, conceived or first reduced to practice by the Executive prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Executive or a third party (such as a former employer), which relate to the Company’s (or any Subsidiary’s) actual or proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions. If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that he is not to list such Prior Inventions in Exhibit C but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If, in the course of the Executive’s employment with the Company the Executive incorporates into a Company or Subsidiary product, material, process, machine or service, a Prior Invention owned by the Executive or in which he has an interest, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, use, disclose, reproduce, distribute, offer to sell, sell, have sold, import and otherwise exploit such Prior Invention as part of or in connection with such product, material, process, machine or service, and to practice any method related thereto. Notwithstanding the foregoing, the Executive agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company or Subsidiary product, material, process, machine or service without the Company’s prior written consent.

(b)Assignment of Inventions. The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company and hereby assigns to the Company, or its designee, all the Executive’s right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, mask works, prototypes, models, materials, discoveries, ideas, processes, formulas, data, know-how, techniques, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time the Executive is in the employ of the Company, whether before or after the execution of this Agreement, except as provided in Section 6.2(f) below (collectively referred to as “Inventions”). Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, Inventions shall not include inventions created by the Executive during non-business hours that are not related in any respect to the business (or any portion thereof) of the Company. The Executive further acknowledges that all original works of authorship that are made by the Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company (whether before or after the execution of this Agreement) and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Additionally, any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive will confirm any such waivers and consents from time to time as requested by the Company. The Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by the Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such invention.
(c)Inventions Assigned to the United States. The Executive agrees to assign to the United States government all the Executive’s right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company, on the one hand, and the United States or any of its agencies, on the other hand.
(d)Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, notebooks, sketches, drawings or any other format that may be reasonably specified by the Company. The records will be available to, and remain the sole property of the Company at all times.
(e)Registrations and Enforcement. The Executive agrees to reasonably assist the Company, or its designee, at the Company’s expense, in every proper way to secure, maintain, defend and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company or any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement, but the Company shall compensate the Executive at a reasonable rate after his termination for the time actually spent by him at the Company’s request on such assistance. If the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature in connection with any of the foregoing actions (including as necessary to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above), then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead (including to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon) with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or may hereafter have for infringement of any Inventions assigned hereunder to the Company.
(f)Obligation to Keep Company Informed. During the Period of Employment and for six (6) months after the Executive’s Termination Date, the Executive will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by the Executive, either alone or jointly with others. In addition, the Executive will promptly disclose to the Company all patent applications filed by him or on his behalf within a year after the Termination Date.
6.3Cooperation. For five (5) years following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and the Subsidiaries in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any of them with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Subsidiary; or (b) any audit of the financial statements of the Company or any Subsidiary with respect to the period of time when the Executive was employed by the Company. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.3, including lodging and meals, upon the Executive’s submission of receipts.
6.4Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of the Subsidiaries during the Restricted Period (defined below), it would be very difficult for the Executive not to rely on or use the Company’s or the Subsidiaries’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of such trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and the Subsidiaries’ relationships and goodwill with customers, during the Restricted Period, except in the good faith performance of his duties hereunder, the Executive shall not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, “Restricted Period” means the Period of Employment and two (2) years after the Termination Date. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means any Person anywhere in the United States and any other country in which the Company or any of the Subsidiaries operates (or plans to commence operations) that at any time during the Period of Employment is engaged in (or has plans to engage in), or at any time during the six (6) month period following the Termination Date is engaged in (or has plans to engage in) a business related to bowling or the operation of bowling centers. Nothing herein shall prohibit the Executive from (i) investing in mutual funds and stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) being employed in a senior management role of a conglomerate (or a portion of a conglomerate) that engages in a Competing Business so long as the Executive does not perform services to or otherwise actively participate in the business unit engaged in the Competing Business.
6.5Soliciting Customers. During the Restricted Period, the Executive shall not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of the Subsidiaries to divert their business away from the Company or such Subsidiary to a Competing Business, and the Executive shall not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any of the Subsidiaries, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand in an effort to benefit a Competing Business. The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.
6.6Soliciting Employees and Consultants. During the Restricted Period, except in the good faith performance of his duties hereunder, the Executive shall not directly or indirectly through any other Person (a) induce or attempt to induce any officer, other key employee or independent contractor of the Company or any of the Subsidiaries to leave the employ or service, as applicable, of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary, on the one hand, and any officer, other key employee or independent contractor thereof, on the other hand, or (b) hire any person who was an officer or other key employee of the Company or any of the Subsidiaries until six (6) months after such individual’s employment relationship with the Company or such Subsidiary has been terminated. For purposes of this Section 6.6, any employee of the Company or any of the Subsidiaries whose compensation for the year in which such event occurs is or is reasonably expected to be greater than $80,000 shall be presumed to be a “key employee.” The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.
6.7Understanding of Covenants.
(a)The Executive acknowledges that, in the course of the Executive’s employment with the Company and/or its Subsidiaries and their predecessors, the Executive has become familiar, or will become familiar, with the Company’s and the Subsidiaries’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, the Subsidiaries and their respective predecessors and that the Executive’s services have been and will be of special, unique and extraordinary value to the Company and the Subsidiaries. The Executive agrees that the foregoing covenants set forth in Sections 6.1 through 6.6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and the Subsidiaries’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

(b)Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that the Executive is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that the Executive is fully aware of the Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, and (iv) agrees that the Restrictive Covenants shall continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company, and the Subsidiaries, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company to justify such restrictions and that such restrictions would prevent the Executive from otherwise earning a living. The Executive acknowledges and agrees that the Restrictive Covenants do not confer a benefit upon the Company and the Subsidiaries disproportionate to the detriment of the Executive; are not greater than is required to protect the legitimate and valid business interests and goodwill of the Company and the Subsidiaries; are reasonably necessary to prevent unfair competition; and are not injurious to the public.
6.8Enforcement and Venue for Enforcement. The Executive agrees that the Executive’s services are unique and that the Executive has access to the Company’s and the Subsidiaries’ trade secrets and other confidential and proprietary information. Accordingly, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies that either of them may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Termination Date, as determined pursuant to the foregoing provisions of this Section 6, shall be extended by the same amount of time that the Executive is in breach of any Restrictive Covenant. The Executive further understands and agrees that any court action brought pursuant to this Section 6.8 will be brought in federal or state court of New York, and hereby expressly consents to the jurisdiction of such courts for that purpose.
6.9Return of Company Materials. The Executive agrees that, at the time of leaving the employ of the Company, the Executive will deliver to the Company (and will not keep in the Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, notebooks, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, prototypes, samples, models and other documents or property, or reproductions of any aforementioned items developed by the Executive pursuant to his employment with the Company or otherwise belonging to the Company, any Subsidiary, or their respective successors or assigns; provided that the Executive may retain his telephone directories, compensation related documents and other personal property.
7.Withholding Taxes Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.Successors and Assigns This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and, other than as set forth below, shall not be assignable by the Company without the prior written consent of the Executive. The obligations under this Agreement shall be assignable by the Company to, and only to, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place; if such successor fails to assume and agree to perform this Agreement in such manner and to such extent, such failure shall be grounds for the Executive to terminate his employment hereunder for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto which assumes and agrees to perform this Agreement by operation of law or otherwise.
9.Number and Gender; Examples Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.Section Headings The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11.Governing Law THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
12.Severability It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.Entire Agreement On and following the Effective Date, (i) this Agreement, including its attachments and exhibits (together, the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope, (ii) the Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, the Prior Employment Agreement, (iii) any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect, and (iv) there are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein or in the Integrated Document.
14.Modifications This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. The Executive may not consent to any such amendment, modification or change on behalf of the Company.
15.Waiver Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.Arbitration; Waiver of Jury Trial.
16.1Arbitration. The Executive and the Company hereby agree that any and all controversies, claims or disputes with anyone arising out of, relating to or resulting in any manner from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including any breach of this Agreement, (including any dispute with any employee, officer, shareholder, affiliate or benefit plan of the Company in their capacity as such or otherwise) shall be subject to binding arbitration under the arbitration rules set forth in applicable state or federal law (the “Rules”). Disputes which the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.
16.2Procedure. The parties hereby agree that any arbitration will be administered by a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., New York, New York, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and such selection shall be in a manner consistent with the JAMS rules applicable to employment disputes. Any arbitration pursuant to this Section 16 shall take place in New York, New York. The parties agree that the Arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the Arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company agrees that it will pay for any administrative or hearing fees unique to arbitration, including any filing fees or arbitrator fees associated with any arbitration brought under this Section 16. The Arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS rules applicable to employment disputes conflict with the Rules, the Rules shall take precedence. The decision of the Arbitrator shall be in writing and shall set forth the bases for the Arbitrator’s decision.
16.3Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, the Executive and the Company will not be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the Arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the Arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. The decision of the Arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the parties and that judgment may be entered on the award of the Arbitrator in any court having proper jurisdiction.
16.4Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the parties agree that any party may also petition the court for injunctive relief in aid of arbitration where either party alleges or claims a violation of this Agreement or any other agreement between the Executive, on the one hand, and the Company, on the other hand, regarding trade secrets or confidential information. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor, and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees to the extent permitted by applicable law.
16.5Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the state Workers’ Compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
16.6Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
17.Notices Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to the Company:

Bowlero Corp.
Attention: Chief Legal Officer
7313 Bell Creek Road
Mechanicsville, VA 23111

if to the Executive, to the address most recently on file in the Company’s payroll records, with a copy to:
Proskauer Rose LLP
11 Times Square
New York, NY 10036
Attn: Ira Bogner, Esq.
18.Section 409A.
18.1If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 18.1 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 18.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
18.2Except to the extent any reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, any such reimbursement or in-kind benefit due to the Executive hereunder (A) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred, and (B) shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursement or in-kind benefit that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.
18.3It is intended that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
18.4For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.
18.5Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

19.Indemnification.
19.1The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted and authorized by the Company’s charter, bylaws or Board resolutions against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Company or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.
19.2Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 19.1 that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.
19.3During the Period of Employment and for a period of six (6) years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive if and to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company.
19.4The provisions of this Section 19 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive and shall survive any termination of this Agreement.
20.Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
21.Legal Counsel; Mutual Drafting Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has had the opportunity to consult with legal counsel of such party’s choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
22.Further Assurances Each party shall execute and cause to be delivered to each other party hereto such documents and other instruments and take such further actions as may be reasonably necessary to carry out the provisions hereof.
[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.
“COMPANY”
Bowlero Corp., a Delaware corporation
By: /s/ Thomas Shannon
Name: Thomas Shannon
Title: Chairman & CEO
“EXECUTIVE”
/s/ Brett I. Parker
Brett I. Parker
Signature Page to Amended and Restated Employment Agreement

EXHIBIT A
Certain Definitions
For purposes of this Agreement the following terms have the following meanings:
“Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Termination Date;
(ii)    other than in the event of the Executive’s termination by the Company for Cause or by the Executive without Good Reason, any Annual Bonus payable pursuant to Section 3.2 with respect to the fiscal year immediately preceding the fiscal year in which the Termination Date occurs that had not previously been paid, paid when Annual Bonus payments are made to active employees but in no event later than December 31 of the calendar year in which the Termination Date occurs;
(iii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive through the Termination Date; and
(iv)    any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Company.
Subject to Section 18, all amounts in (i) and (iii) shall be paid promptly after the Termination Date, the amount in (ii) shall be paid in accordance with (ii), and the amounts and benefits in (iv) shall be paid or provided in accordance with their terms.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“Cause” shall mean that, during the Period of Employment, any of the following events exists or has occurred:
(i)    the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)    the Executive willfully commits an act of fraud, dishonesty or other act of willful misconduct in the course of the Executive’s duties hereunder that has an adverse impact on the Company or any Affiliate that is not immaterial, after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has willfully committed such act;
(iii)    the Executive willfully fails to perform the Executive’s duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board, in either case after the Company has delivered to the Executive a written demand for performance which describes the basis for the Board’s belief that the Executive has violated the Executive’s obligations to the Company, or failed to comply with any such directives, as applicable, and the Executive fails to cure
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such alleged violation or failure within thirty (30) days after receipt of such notice; or
(iv)    any material breach by the Executive of (A) this Agreement or (B) any material Company policy that was communicated to the Executive in writing that, in either case, (x) has or could reasonably be expected to have an adverse impact on the Company or any Affiliate that is not immaterial and (y) after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has materially breach this Agreement or such policy, and the Executive fails to cure such alleged breach within thirty (30) days after receipt of such notice.
However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. A determination by the Board that Cause exists shall be effective only if approved by at least a majority of the Board (not counting the Executive if he is then a member of the Board) voting in person or virtually at a meeting at which the Executive is entitled to be present (with counsel) and respond to any basis that may be asserted as constituting Cause.
“Disability” means a physical or mental impairment which has rendered the Executive unable to perform the essential functions of his employment with the Company (with or without reasonable accommodation) for more than 180 calendar days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply. The determination of whether or not a Disability exists for purposes of this Agreement shall be based upon the findings of a qualified medical doctor reasonably agreed to by the Company and the Executive (or, in the event of the Executive’s incapacity, his legal representative). In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor, and the two doctors so nominated shall select a third qualified medical doctor, who shall make the determination as to Disability. The Company shall bear the costs of any such determinations.
“Good Reason” means a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions caused by the Company:
(i)    a diminution in the Executive’s rate of Base Salary from the rate then in effect or any diminution in compensation due to the Executive pursuant to Section 3.1 or 3.2 hereof (for clarity, other than any diminution provided pursuant to such Sections);
(ii)    a material diminution in the Executive’s authority, duties, responsibilities or status, including, without limitation, any change in title or position such that the Executive is no longer the Executive Vice Chairman of the Company; provided that the Company ceasing to be a publicly traded company will not, in and of itself, constitute a material diminution in the Executive’s authority, duties, responsibilities or status;
(iii)    any failure to nominate the Executive for reelection to the Board during the First Period;
(iv)    the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company as contemplated by Section 8 hereof;
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(v)    any requirement that the Executive not be permitted to work remotely (other than travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s headquarters and other locations as necessary); or
(vi)    a material breach by the Company of this Agreement;
provided, however, that the existence of the condition or conditions described in provisions (i) through (vi) above, each as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days after the Executive has (or reasonably should have) knowledge of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days after the Executive has (or reasonably should have) knowledge of the initial existence of the condition claimed to constitute Good Reason.
“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Separation from Service” means a “separation from service” (within the meaning of Section 409A of the Code).
“Subsidiary” means any corporation or entity in which the Company owns or controls directly or indirectly fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3

1.EXHIBIT B
Form of Mutual Release
1.    Release by the Executive. Brett I. Parker (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Bowlero Corp. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive’s employment or any other relationship with or interest in the Company, and each of them, or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the Executive does not waive or release Claims with respect to any of the following: (1) Claims arising from any breach by the Company of this Agreement or the Executive’s right to enforce this Agreement; (2) Claims arising with respect to those provisions of the Employment Agreement dated as of December 15, 2021 by and between the Company and the Executive (the “Employment Agreement”) that are intended to survive the termination of the Executive’s employment with the Company, including without limitation, Sections 5 and 19 thereof; (3) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive’s employment with the Company in accordance with the applicable terms of such awards; (4) any vested right the Executive may have under any employee benefit plan, including, without limitation, any incentive or bonus plan or policy of the Company; (5) any right to indemnification (including the advancement of legal fees) that the Executive may have pursuant to the Employment Agreement, the bylaws or corporate charter of the Company, or under any written indemnification agreement with the Company (or any corresponding provision of any parent, subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that the Executive may incur with respect to his service as an employee, officer or director of the Company, or any of its parents, subsidiaries or affiliates; (6) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or parent, subsidiary or affiliate) directors and officers liability insurance policy (in the future or previously in force); (7) any rights the Executive may have to workers’ compensation benefits or unemployment benefits under state law, or to continued medical and dental coverage under COBRA; (8) any rights to payment of benefits that the Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (9) any rights the Executive may have as a stockholder of the Company (or the rights of any stockholder in which the Executive has a direct or indirect beneficial interest). In the interest of clarity, in connection with the forgoing, the Executive acknowledges and agrees that he will not provide information to others that would support any claims against the Company or encourage or participate in any such claims. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. The Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. This release does not prevent the Executive from filing a charge with or participating in an investigation by a governmental administrative agency or cooperating as required by law with any governmental inquiry or investigation or judicial proceeding; provided, however, that the Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.
2.    Release by the Company. In consideration of the Executive’s release of claims as set forth above, the Company, on behalf of itself and its parents, divisions, subsidiaries, parents, or affiliated corporations, hereby unconditionally and irrevocably releases and forever discharge the Executive, his descendants, dependents, heirs, executors, administrators, assigns and successors, past, present and future, from all Claims arising out of or in any way connected with the Executive’s employment or any other relationship with or interest in the Company, and each of them, or the termination thereof; provided, however, that the foregoing release does not apply to (1) any obligation of the Executive pursuant to this Agreement or Section 6 of the Employment Agreement, (2) any act of fraud or material dishonesty by the Executive, (3) any act or activity by the Executive that constitutes a crime under applicable law, or (4) any claims or rights related to, or arising under, that certain Stockholders’ Agreement, dated as of July 1, 2021, by and among (i) the Company, (ii) A-B Parent LLC, a Delaware limited liability company, (iii) Cobalt Recreation LLC, a Delaware limited liability company, (iv) the Thomas F. Shannon and (v) Atairos Group, Inc., a Cayman Islands exempted company, or that certain Stockholder Support Agreement attached as Exhibit I to the BCA (as defined in the Employment Agreement).
3.    Release of Unknown Claims. It is the intention of each of the parties hereto in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, each such party hereby expressly waives any and all rights and benefits conferred upon him or it by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Each such party acknowledges that he or it may hereafter discover claims or facts in addition to or different from those which such party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, each such party hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Each such party acknowledges that he or it understands the significance and consequence of such release and waiver.

4.    ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
(b)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    He was given a copy of this Agreement on [    ] and informed
that he had [twenty-one (21)/forty-five (45) days] within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such [21/45]-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B-1;
(d)    Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(e)    He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing and delivered in accordance with the notice provisions of the Employment Agreement, and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.
5.    No Transferred Claims. The Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Non-Disparagement. For three (3) years following the termination of the Executive’s employment, (i) the Executive will not disparage or defame the Company or any of its directors or officers in any medium to any person, and (ii) the Company and its officers and directors will not disparage or defame the Executive in any medium to any person; provided, however, that the foregoing shall not prohibit any party from (A) giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement or otherwise required by law or any administrative or legislative body or (B) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements.
7.    Waiver of Reemployment or Reinstatement. The Executive waives reemployment or reinstatement and agrees not to apply for employment or otherwise seek to be hired, rehired,

employed, reemployed, or reinstated by any Releasee. The Executive agrees that the Releasees have no obligation, contractual or otherwise, to reemploy or reinstate him in the future.
8.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company, the Releasees, and their respective successors and assigns.
(b)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(c)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(d)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(e)    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(f)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(g)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
(h)    Arbitration; Waiver of Jury Trial. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy or claim arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in accordance with the arbitration and dispute resolution provisions set forth in the Employment Agreement. WITHOUT LIMITING THE PRECEDING SENTENCE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(i)    Additional Actions. The Executive agrees to cooperate fully and to execute any and all supplementary documents and to take all additional reasonable actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and that are not inconsistent with its terms.
(j)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
(k)    Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has had the opportunity to consult with legal counsel of such party’s choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily without coercion, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at _____________________ County, ________.
“EXECUTIVE”

Brett I. Parker
EXECUTED this ________ day of ________ 20___, at _____________________ County, ________.
“COMPANY”
BOWLERO CORP.
By:
Name:
Title:

B-7

EXHIBIT B-1
ACKNOWLEDGMENT AND WAIVER
I, Brett I. Parker, hereby acknowledge that I was given [21/45] days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the [21/45]-day period.
I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ________ County, _______.

Brett I. Parker

2.EXHIBIT C
Prior Inventions
1.    Except as listed in Section 2 below, the following is a complete list of all inventions, original works of authorship, developments, improvements and trade secrets which relate to the Company’s or any Subsidiary’s actual or proposed business, products or research and development that were made, conceived or first reduced to practice by me prior to my employment with the Company:
    No inventions or improvements
    See below (please provide identifying number, if applicable, and a short description):

    Additional Sheets Attached
2.    Due to a prior confidentiality agreement, I cannot provide a full disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
    Invention or Improvement    Party(ies)    Relationship

1.
2.
3.

    Additional Sheets Attached

C-1